Exhibit 10.3

CONSENT, SUPPLEMENTAL AND AMENDMENT LETTER

Between:

(1)                                                                                 GENER8 MARITIME SUBSIDIARY VIII INC. as Borrower (the “Borrower”)

(2)                                                                                 GENER8 MARITIME, INC. as Parent Guarantor (the “Parent Guarantor”)

(3)                                                                                 GENER8 MARITIME SUBSIDIARY V INC. as Shareholder (the “Shareholder”)

(4)                                                                                 THE COMPANIES listed in Part A of Schedule 1 to the Facility Agreement (as defined below) as joint and several owner guarantors and joint and several hedge guarantors (the “Owner Guarantors”)

(5)                                                                                 NORDEA BANK AB (PUBL), NEW YORK BRANCH as Commercial Tranche Co-ordinator, Facility Agent and Security Agent (the “Facility Agent”)

(6)                                                                                 CITIBANK, N.A., LONDON BRANCH as ECA Co-ordinator and ECA Agent (the “ECA Agent”)

and

(7)                                                                                 EURONAV NV a company incorporated in Belgium whose registered address is at de Gerlachekaai 20, B-2000 Antwerp, Belgium (“Euronav”)

March 2018

Dear Sirs

MERGER CONSENT REQUEST

1                                        BACKGROUND

1.1                              We refer to the facility agreement dated 31 August 2015 (as supplemented and/or amended from time to time) and made between, amongst others, (i) the Borrower, (ii) the Owner Guarantors, (iii) the Parent Guarantor, (iv) Gener8 Maritime Subsidiary V Inc. as shareholder, (v) Citibank, N.A. and Nordea Bank Finland Plc, New York Branch as global co-ordinators and bookrunners (vi) ABN AMRO Capital USA LLC, DNB Markets, Inc., DVB Bank SE and Skandinasviska Enskilda Banken AB as commercial tranche Bookrunners, (vii) Citibank, N.A., Nordea Bank Finland Plc, New York Branch, ABN AMRO Capital USA LLC, Banco Bilbao Vizcaya Argentina, S.A., Seoul Branch, DNB Markets, Inc., DVB Bank SE, Skandinaviska Enskilda Banken AS and The Export-Import Bank of Korea as mandated lead arrangers,  (viii) Caixa Bank, S.A. and Landesbank Hessen-Thueringen Girozentrale as lead arrangers, (ix) the banks and financial institutions listed in Part B of Schedule 1 therein as original lenders, (x) the banks and financial institutions listed in Part C of Schedule 1 therein as hedge counterparties, (xi) the ECA

Agent, (xii) the Facility Agent and The Export-Import Bank of Korea as KEXIM, for an amount of up to $963,743,455 (the “Facility Agreement”).

2                                        INTERPRETATION

2.1                              Words and expressions defined in the Facility Agreement shall have the same meanings when used in this Letter unless otherwise defined. In this Letter, unless the contrary intention appears:

“Effective Date” means the date on which the conditions precedent in paragraph 4.3 are confirmed by the Facility Agent as satisfied.

3                                        REQUEST

3.1                              We refer to our recent discussions and the request letter dated 1 March 2018 in which you advised of:

(a)                                the merger agreement (the “Merger Agreement”) among Euronav, Euronav MI Inc. and Gener8 Maritime, Inc., whereby a stock-for-stock merger for the entire issued and outstanding share capital of Gener8 Maritime, Inc. was agreed, pursuant to which it is proposed that Gener8 Maritime, Inc. would become a wholly-owned subsidiary of Euronav (the “Merger”);

(b)                                the intended repayment of the Blue Mountain Indebtedness contemporaneously or shortly after the consummation of the Merger;

(c)                                 the transfer of the Ships over a period of time following the Merger from their current owners to Euronav (the “Ship Transfers”) and the subsequent, consequential amendments you would like to make to the Facility Agreement.

4                                        CONSENT

4.1                              The Finance Parties have considered the Merger and the information provided to the Finance Parties in connection therewith and each of the Finance Parties consents, subject to the terms and conditions of this Letter, to:

(a)                                the proposed Merger resulting in full ownership of the Parent Guarantor’s Equity Interests by Euronav and the replacement of the entirety  of the board of directors of the Parent Guarantor by Euronav NV representatives which would, save for this consent, be prohibited pursuant to sub-paragraph (c)(i) and sub-paragraph (c)(ii) of the definition of Change of Control in clause 1.1 (Definitions) of the Facility Agreement;

(b)                                waive the requirement for a prepayment of the Loan following the Change of Control pursuant to Clause 7.2 (Change of Control) of the Facility Agreement;

(c)                                 waive the restrictions set out in Clause 21.28 (Dividends) and Clause 21.35 (Special Provisions Relating to the Blue Mountain Indebtedness) of the Facility Agreement solely in order to permit the repayment of the Blue Mountain Indebtedness in full (which repayment shall be made with the proceeds from a shareholder loan to be made available by Euronav to the Parent Guarantor) contemporaneously with or shortly after the consummation of the Merger;

(d)                                waive the provisions of Clause 21.23 (Merger) of the Facility Agreement in order to permit the Merger and the related sale of the shares of Gener8 Maritime Subsidiary VII, Inc., a corporation incorporated under the laws of the Marshall Islands and the sole member of six limited liability companies which in the aggregate hold title to six VLCC vessels to International Seaways, Inc. or any other such buyer; and

(e)                                 waive the provisions of Clause 27.17 (Stock Exchange Listing) of the Facility Agreement as Gener8 Maritime Inc. will not be publicly listed after the Merger.

4.2                              The agreement of the Finance Parties contained in this paragraph 4 shall have effect on and from the Effective Date.

4.3                              The consent of the Finance Parties contained in this paragraph 4, is subject to the fulfilment of the following conditions precedent:

(a)                                an executed original of this Letter from each party hereto;

(b)                                written confirmation from the relevant ECA that the K-Sure Insurance Policy and the KEXIM Guarantee will remain in full force and effect following the Merger;

(c)                                 confirmations by each of the Finance Parties that their “know your customer” or similar identification procedures in relation to Euronav and the Merger have been complied with;

(d)                                evidence of payment of all fees and expenses.

4.4                              The Facility Agent shall promptly notify the Borrower, the Parent Guarantor and Euronav of the Effective Date.

5                                        AMENDMENTS FOLLOWING MERGER

5.1                              As a result of the Merger, certain amendments will be required to be made to the Facility Agreement and, effective as of the completion of the “Closing” (as defined in the Merger Agreement) as confirmed (which confirmation shall not affect the effectiveness of the amendments set forth below as of the Effective Time) to the Facility Agent by providing evidence of such completion through a notarial certificate confirming that the “Contribution in Kind” (as defined in the Merger Agreement) has taken place and accompanied by a cover letter from Euronav’s Belgian legal counsel that the “Closing” (as defined in the Merger Agreement) has completed, the Facility Agreement shall be amended as follows:

(a)                                the definition of “Change of Control” in Clause 1.1 (Definitions) of the Facility Agreement shall be amended so that sub-paragraph (c)(iii) is deleted;

(b)                                the definition of “Pool Manager” in Clause 1.1 (Definitions) of the Facility Agreement shall be amended so as to include the Tankers International Pool;

(c)                                 Paragraph (a) of Clause 21.29 (Chartering Arrangements) shall be amended by adding the words “complies with the requirements of Clause 24.11 (Restrictions on chartering etc.)” after the words “such Other Charter” in the fifth line and deleting the rest of this paragraph;

(d)                                Clause 24.11 (Restrictions on chartering etc.) shall be amended substantially as follows:

No Owner Guarantor shall:

(a)                                  let a Ship on demise charter for any period;

(b)                                  enter into any charter in relation to a Ship under which more than 2 months’ hire (or the equivalent) is payable in advance;

(c)                                   charter a Ship otherwise than on bona fide arm’s length terms at the time when that Ship is fixed;

(d)                                  appoint a manager of a Ship other than the Approved Managers or agree to any material alteration to the terms of an Approved Manager’s appointment; or

(e)                                   put a Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $5,000,000 (or the equivalent in any other currency) unless either:

(i)                                     that person has first given to the Security Agent and in terms satisfactory to it a written undertaking not to exercise any lien on that Ship or its Earnings for the cost of such work or for any other reason; or

(ii)                                  the cost of such work is covered by insurances; or

(iii)                               the Owner Guarantor establishes to the reasonable satisfaction of the Security Agent that it has sufficient funds to pay for the cost of such work.

(e)                                 Clause 27.17 (Stock Exchange Listing) shall be amended to replace the words “Parent Guarantor” with “Euronav NV”.

6                                        SUBSEQUENT AMENDMENTS

6.1                              The Finance Parties further understand that consequential amendments will need to be made to the Facility Agreement following the Merger in order to (i) incorporate Euronav’s usual financing terms and (ii) to contemplate the Ship Transfers, as more particularly set out in Schedule 1 to this Letter (the “Phase 2 Amendments”).

6.2                              Subject in all respects to agreement and execution of satisfactory documentation implementing the requested amendments set out in Schedule 1 and satisfaction of any and all required conditions precedent, the Finance Parties confirm their agreement to working towards the implementation of the Phase 2 Amendments on or before 30 June 2018 or such later date as the parties may agree in writing.

7                                        REPRESENTATIONS

7.1                              The Obligors represent and warrant to the Finance Parties that the Repeating Representations remain true and not misleading as at the date of this Letter with reference to the circumstances now existing.

7.2                              Euronav represent and warrant to the Finance Parties that:

(a)                                it is duly incorporated, validly existing and in good standing under the laws of Belgium;

(b)                                it has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it to execute this Letter;

(c)                                 all information provided to the Finance Parties in connection with the Merger is true, accurate and up to date, has been prepared on the basis of reasonable assumptions and nothing has occurred or been omitted from any such information and no information has been given or withheld that results in any such information being untrue or misleading in any material respect.

8                                        UNDERTAKINGS

8.1                              Euronav undertakes during the period commencing on the date of the Merger and ending on the First Ship Transfer Date (as defined in Schedule 1):

(a)                                save for the sale of the shares of Gener8 Maritime Subsidiary VII, Inc., a corporation incorporated under the laws of the Marshalls Islands and the sole member of six limited liability companies which in the aggregate hold title to six VLCC vessels to International Seaways, Inc. or any other such buyer, that, it will not transfer, lease or otherwise dispose of all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not, except in the usual course of its business on arm’s length terms and for fair market value; and

(b)                                that it will not (and will procure that none of its subsidiaries will) enter into any form of merger, sub-division, amalgamation or other reorganization which may have a Material Adverse Effect or any other transaction which would have a Material Adverse Effect on its property, assets, nature of assets, operations, liabilities or condition (financial or otherwise).

9                                        MISCELLANEOUS

9.1                              This Letter shall constitute a Finance Document.

9.2                              The provisions of Clause 16 (Costs and expenses) of the Facility Agreement shall apply to this Letter as if they were expressly incorporated in this Letter with any necessary modifications.

9.3                              The provisions of Clause 38 (Notices) of the Facility Agreement shall apply to this Letter as if they were expressly incorporated in this Letter with any necessary modifications.

9.4                              The Facility Agent and the ECA Agent confirm that they have received approval from the Lenders to execute this Letter on their behalf. The Obligors agree, by their countersignature of this Letter, that the amendments contained herein are binding on the Obligors by virtue of the execution of this Letter by the Facility Agent and the ECA Agent for and on behalf of the Lenders.

9.5                              All other terms and conditions of the Facility Agreement and the other Finance Documents and are to remain in full force and effect notwithstanding the amendments made pursuant to this Letter.

9.6                              This Letter may be executed in any number of counterparts.

10                                 GOVERNING LAW

10.1                       This Letter shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of law principles.

Yours faithfully,

/s/ Martin Lunder
/s/ Jessika Larsson
For and on behalf of
NORDEA BANK AB (PUBL), NEW YORK BRANCH
as Commercial Tranche Co-ordinator, Facility Agent and
Security Agent

/s/ Martin Lunder
/s/ Jessika Larsson
For and on behalf of
NORDEA BANK AB (PUBL), NEW YORK BRANCH
As Facility Agent acting for and on behalf of each of the
Commercial Lenders

/s/ Christopher Conway
For and on behalf of
CITIBANK, N.A. LONDON BRANCH
as ECA Co-ordinator and ECA Agent

/s/ Christopher Conway
For and on behalf of
CITIBANK, N.A. LONDON BRANCH
as ECA Agent for and on behalf of KEXIM, the KEXIM
Guaranteed Lenders and the K-Sure Lenders

We hereby acknowledge receipt of the above Letter and confirm our agreement to the terms thereof and confirm that the Finance Documents to which we are a party (and as amended in accordance with the terms of this letter) shall remain in full force and effect and shall continue to stand as security for our obligations under the Facility Agreement and the Finance Documents.

/s/ George Fikaris
For and on behalf of
GENER8 MARITIME SUBSIDIARY VIII INC.
as Borrower

We hereby confirm and acknowledge that we have read and understood the terms and conditions of the above letter and agree in all respects to the same and confirm that the guarantee in clause 17 (Guarantee and indemnity) of the Facility Agreement shall remain in full force and effect and shall continue to stand as security for the guaranteed Obligations stated therein.

/s/ George Fikaris
For and on behalf of
GENER8 NEPTUNE LLC
as Owner Guarantor

/s/ George Fikaris
For and on behalf of
GENER8 ATHENA LLC
as Owner Guarantor

/s/ George Fikaris
For and on behalf of
GENER8 APOLLO LLC
as Owner Guarantor

/s/ George Fikaris
For and on behalf of
GENER8 ARES LLC
as Owner Guarantor

/s/ George Fikaris
For and on behalf of
GENER8 HERA LLC
as Owner Guarantor

/s/ George Fikaris
For and on behalf of
GENER8 CONSTANTINE LLC
as Owner Guarantor

/s/ George Fikaris
For and on behalf of
GENER8 OCEANUS LLC
as Owner Guarantor

/s/ George Fikaris
For and on behalf of
GENER8 NAUTILUS LLC
as Owner Guarantor

/s/ George Fikaris
For and on behalf of
GENER8 MACEDON LLC
as Owner Guarantor

s/ George Fikaris
For and on behalf of
GENER8 NOBLE LLC
as Owner Guarantor

/s/ George Fikaris
For and on behalf of
GENER8 ETHOS LLC
as Owner Guarantor

/s/ George Fikaris
For and on behalf of
GENER8 PERSEUS LLC
as Owner Guarantor

/s/ George Fikaris
For and on behalf of
GENER8 THESUS LLC
as Owner Guarantor

/s/ George Fikaris
For and on behalf of
GENER8 HECTOR LLC
as Owner Guarantor

/s/ George Fikaris
For and on behalf of
GENER8 NESTROR LLC
as Owner Guarantor

/s/ George Fikaris
For and on behalf of
GENER8 MARITIME, INC.
as Parent Guarantor

/s/ George Fikaris
For and on behalf of
GENER8 MARITIME, SUBSIDIARY V. INC.
as Shareholder

/s/ George Fikaris
For and on behalf of
GENER8 HECTOR LLC
as Owner Guarantor

/s/ George Fikaris
For and on behalf of
GENER8 NESTOR LLC
as Owner Guarantor

/s/ George Fikaris
For and on behalf of
GENER8 MARITIME, INC.
as Owner Guarantor

/s/ George Fikaris
For and on behalf of
GENER8 MARITIME SUBSIDIARY V. INC.
as Shareholder

We hereby acknowledge receipt of the above Letter and confirm our agreement to the terms thereof.
/s/ H. De Stoop
/s/ E. Verbeeck
For and on behalf of
EURONAV NV

SCHEDULE 1

No.	Clause to be amended	Amendment requested
1.	General

Euronav NV to be added as a Borrower in relation to each Vessel Loan as and when Euronav becomes the owner of the Ship associated with that Vessel Loan, together with relevant consequential amendments. Provided all the amendments set out in this Schedule are accepted by the Finance Parties, Euronav shall provide a parent guarantee simultaneously upon the transfer of ownership of the first Ship to Euronav.

Mechanism to allow the Ships owned by the Owner Guarantors to be sold to Euronav NV and to allow, after the sale of the last vessel to Euronav NV, the liquidation and winding up of each of the Parent Guarantor, the Shareholder, Gener8 Maritime Subsidiary VIII Inc. and each Owner Guarantor. The Ships will be sold to Euronav NV over a period of several months following the Merger and transitional clauses to apply pending sale of all Ships to Euronav. As each Ship is transferred to Euronav, Euronav will become the borrower in relation to the Vessel Loan associated with that Ship. Please find set out in the box below the envisaged process.

2.	General

Phase 1

For the period commencing on the Merger date and up to the transfer date of the first Ship (the “First Ship”) to be transferred from the relevant Owner Guarantor to Euronav NV (the “First Ship Transfer Date”), all the Ships will continue to be owned by the Owner Guarantors and Gener8 Maritime Subsidiary VIII Inc. will remain as the sole borrower under the Facility (this is illustrated by diagram 2 in Schedule 2). During this phase, Euronav may gradually withdraw the Ships from the VL8 pool and employ the Ships under time charter from the respective Owner Guarantor to Euronav NV in order for the Ship to be employed in the Tankers International Pool. The time charter party between such Owner Guarantor and Euronav NV shall be at a market rate and shall include a purchase option in favour of Euronav NV.

Phase 2

Upon the First Ship Transfer Date (which is expected to occur around 3 months after the consummation of the merger), the following events will occur (this is illustrated by diagram 3 in Schedule 2):

•                  Euronav NV will become the owner of the First Ship and will become the borrower in relation to the Vessel Loan relating to the First Ship;

•                  Euronav NV will provide a parent guarantee in relation to the entirety of the Loan (the existing Parent Guarantee from Gener8 Maritime, Inc. will also continue to remain in place). If this Letter is executed by 26 March 2018 then Euronav will be agreeable to provide its guarantee from the date of the amendment agreement for Phase 2;

•                  the existing Gener8 financial covenants shall cease to apply and shall be replaced by Euronav’s financial covenants set out in box 27 below;

•                  Gener8 Maritime Subsidiary VIII Inc will no longer be required to take into account the Vessel Loan relating to the First Ship in calculating the balance of the Debt Service Reserve Account or the Minimum Liquidity Amount. Euronav NV will not be required to maintain a Debt Service Reserve Account or Minimum Liquidity Account (see box 37);

•                  the minimum required security cover in respect of the First Ship pursuant to Clause 25.1(a) (i) and, as the case may be, pursuant to Clause 25.1(a) (ii), shall be 145% of an amount equal to the principal amount of the Vessel Loan relating to the First Ship;

•                  the covenants will be amended to ensure that Euronav’s standard covenants (set out in this table) and security package will apply to Euronav NV and to all the ships having been transferred to Euronav NV and the existing covenants that apply to Gener8 shall continue to apply to Gener8 to the extent practicable and for so long as ships are owned under the Gener8 structure ; and

•                  the guarantee of the Owner Guarantor who previously owned the First Ship is to be released; and

•                  the mortgage granted by the relevant Owner Guarantor is to be released and replaced by a mortgage from Euronav NV.

On the date each subsequent Ship (“Subsequent Ship”) is transferred from the relevant Owner Guarantor to Euronav NV (each date being a “Subsequent Ship Transfer Date”), the following events will occur (this is illustrated by diagram 4 in Schedule 2):

•                  Euronav NV will become the owner of the relevant Subsequent Ship and will become the borrower in relation to the Vessel Loan relating to that Subsequent Ship;

•                  Gener8 Maritime Subsidiary VIII Inc will no longer be required to take into account the Vessel Loan relating to the relevant Subsequent Ship in calculating the balance of the Debt Service Reserve Account or the Minimum Liquidity Amount.

•                  the minimum required security cover in respect of the First Ship and all Subsequent Ships which have been transferred to Euronav NV pursuant to Clause 25.1(a)(i) and, as the case may be, pursuant to Clause 25.1(a)(ii), shall be 145% of an amount equal to the aggregate principal amount of the Vessel Loans relating to the First Ship and all Subsequent Ships which have been transferred to Euronav NV;

•                  the guarantee of the Owner Guarantor who previously owned the relevant Subsequent Ship is to be released; and

•                  the mortgage and other relevant Security Documents granted by the relevant Owner Guarantor are to be released and replaced by a mortgage and other relevant security documents from Euronav NV.

On the date that the last Subsequent Ship is transferred from the relevant Owner Guarantor to Euronav NV (and Euronav NV has assumed the full amount of the Loan as borrower), the following additional events will occur (this is illustrated by diagram 5 in Schedule 2):

•                  Euronav NV will become the sole borrower under the Facility;

•                  the Euronav NV parent guarantee and the existing Parent Guarantee from Gener8 Maritime, Inc. will be released; and

•                  Euronav NV to be permitted to proceed with the liquidation and winding up of each of the Parent Guarantor, the Shareholder, the Borrower and each Owner Guarantor and any Share Security to be released.

3.	General	References to the ECA Credit Agreement with The Export Import Bank of China should fall away once that facility is transferred to International Seaways, Inc. or fully repaid as the case may be.

4.	Clause 47 Governing law & Clause 48 Enforcement	Facility Agreement to be amended to provide for English law and jurisdiction together with relevant consequential changes.

5.	General

Clauses which are not relevant to non-US Borrowers / groups to be amended/removed as necessary, including (but not limited to):

Clause 18.10(b) (Margin Regulations)

Clause 18.12 (Compliance with ERISA)

Clause 18.19 (Labor relations)

Clause 21.19 (ERISA)

Clause 27.9 (ERISA)

References to concepts that are irrelevant or not applicable to non-US Borrowers / groups, such as the “UCC”, the “Commodity Exchange Act”, “Qualified Preferred Stock”

6.	Sanctions and anti-bribery provisions:

Provisions relating to Sanctions and anti-bribery contained in Clauses 18.10 (Use of Proceeds), 18.17 (Sanctions), 21.3 (Compliance with laws), 21.9 (Use of Proceeds), 21.16 (Sanctions) and 27.14 (Restricted Party and non-compliance with Sanctions) to be updated, in line with Euronav standard sanctions clauses and substantially in the form of Annex A, to this Schedule with such changes as may be required by any Lender’s legal and compliance department.

7.	Blue Mountain Indebtedness

Following prepayment of the Blue Mountain Indebtedness, consequential changes to be made to remove reference to this Blue Mountain note, including in (but not limited to) Clauses:

•                  18.21 (Financial Indebtedness),

•                  21.25 (Ship Classification Flag),

•                  21.28 (Dividends),

• 21.31 (Limitation on Certain Restrictions on Subsidiaries) and • 21.35 (Special Provisions Relating to the Blue Mountain Indebtedness)

8.	Clause 1.1 (Definitions) “Accounts”	New bank account under the name of Euronav NV as new borrower to be documented and opened. Transitional provisions to allow the Owner Guarantor accounts to be closed.

9.	Clause 1.1 (Definitions) “Business Day”	To include Antwerp (Belgium).

10.	Clause 1.1 (Definitions) “GAAP”	Financial Reporting Standards to be changed from US GAAP to IFRS.

11.	Clause 1.1 (Definitions) “Change of Control”

Change of Control:

Definition of “Change of Control” to be amended to mean, in relation to the Borrower [Euronav], if 2 or more persons acting in concert or any individual person in each case other than the Permitted Holders:

(a)                                 acquires legally and/or beneficially, and either directly or indirectly, in excess of 50 per cent. of the issued share capital or voting rights of the Borrower; or

(b)                                 has the right or the ability to control, either directly or indirectly, the affairs or composition of the majority of the board of directors (or equivalent) of the Borrower.

“Permitted Holders” means each of Saverco and Victrix (and (in each case) any parallel vehicle thereof and their respective alternative investment vehicles) and their Affiliates.

12.	Clause 1.1 (Definitions) “Approved Appraiser”	“Approved Appraisers” to be amended to include Clarksons Platou Securities AS, Arrow Sale & Purchase (UK) Limited, Braemar ACM, Fearnleys and Barry Rogliano Salles.

13.	Clause 1.1 (Definitions) “Approved Flag”	“Approved Flag” to be amended to also include Belgian, Greek, French and Marshall Island.

14.	Clause 1.1 (Definitions)	“Approved Commercial Managers” to be amended to include Euronav (or any wholly owned subsidiary or TI Pool).

“Approved Commercial Manager”

15.	Clause 1.1 (Definitions) “Approved Technical Manager”

“Approved Technical Managers” to be amended to include Euronav Ship Management (Hellas) Ltd. (or any other of Euronav NV’s wholly owned subsidiaries), Anglo Eastern group or Wallem group and, as we have indicated earlier, we will also need to include Selandia and Northern Marine as these entities are currently managing some ships for Gener8.

16.	Clause 1.1 (Definitions) “Approved Classification Society”

“Approved Classification Society” to be amended to include “any of DNV GL, Bureau Veritas, Lloyds Register of Shipping, American Bureau of Shipping, Nippon Kaiji Kyokai or such other classification society which is a member of the International Association of Classification Societies which the Agent has approved or selected (with the authorisation of the Majority Lenders).”

17.	Clause 1.1 (Definitions) “Approved Insurance Brokers”	“Approved Insurance Brokers” to be amended to include Euronav NV’s current insurance brokers Proteus and Belgibo

18.	Clause 1.1 (Definitions) “ Immaterial Subsidiary”	This definition should cover any Subsidiaries of the Parent which is dormant and the value of whose gross assets is $5,000,000 or less.

19.	Clause 1.1 (Definitions) “Mortgage”

“Mortgage” to be amended to specify that the amount secured by the mortgage should be limited in the case of Belgian and French mortgages to 125% of the market value of the relevant ship at the time of registration of the mortgage (provided always that it is acknowledged that if 125% of market value is less than 125% of the amount of the loan made available for such ship, the secured amount will be 125% of the tranche applicable to the ship).

20.	Clause 1.1 (Definitions) “Major Casualty”	“Major Casualty” To be amended to the Euronav standard of US$5,000,000

21.	Clause 1.1 (Definitions) “Permitted Security”

“Permitted Security” definition to be expanded to include the following additional items: (i) security interests for costs and expense in case of litigation, and (ii) security interests arising by operation of law in respect of taxes that are not overdue or contested in good faith; and (b) cap on liens for repair or maintenance at 1 million USD.

22.	Clause 1.2 (Construction)	Item (e): to be substituted by the following wording: “an Event of Default or Potential Event of Default is “continuing” if it has not been remedied or waived in writing”

23.	Clause 7.2 (Change of control)

Mandatory prepayment and cancellation on Change of Control

If there is a Change of Control, the Borrower shall be obliged to prepay the Loan in full and the Commitments shall terminate not later than 60 days following the occurrence of the Change of Control.

24.	Clause 19.2 (Financial statements)	Financial statements: deadlines are slightly different for Euronav NV and this provision will need to be amended accordingly.

25.	Clause 19.3 (Compliance Certificate)	Compliance certificate: the format used by Euronav NV contains some minor differences which Euronav would like incorporated.

26.	Clause 19.4 (Information: miscellaneous)	Information: miscellaneous: Euronav have requested the inclusion of their usual carve-out: ‘unless available on EURN website or in public filings, …’

27.	Clause 20 (Financial Covenants)

Financial Covenants

Financial Covenants to be amended as follows:

The Borrower will ensure that the consolidated financial position of the Group shall at all times during the Security Period be such that:

(i)                                     Consolidated Working Capital shall not be less than $0;

(ii)                                  Free Liquid Assets are not less than the higher of:

(A)                               $50,000,000;

(B)                               5 per cent. of Total Indebtedness;

(iii)                               the amount of Cash shall equal or exceed US$30,000,000; and

(iv)                              the ratio of Stockholders’ Equity to Total Assets is not less than 30 per cent.

“Cash” means, at any date of determination under this Agreement, the aggregate value of the Group’s credit balances on any deposit, savings or current account and cash in hand with recognised and reputable banks or financial institutions but excluding any such credit balances and cash subject to a Security Interest at any time;
“Consolidated Current Assets” means, at any date of determination under this Agreement, the amount of the current assets of the Group determined on a consolidated basis in accordance with IFRS and as shown in the Latest Balance Sheet and including any amounts available under committed credit lines having remaining maturities of more than 12 months;

“Consolidated Current Liabilities” means, at any date of determination under this Agreement, the amount of the current liabilities of the Group determined on a consolidated basis in accordance with IFRS and as shown in the Latest Balance Sheet;
“Consolidated Working Capital” means Consolidated Current Assets less Consolidated Current Liabilities;
“Free Liquid Assets” means, at any date of determination under this Agreement, the aggregate amount of cash and cash equivalents of the Group determined on a consolidated basis in accordance with IFRS and as shown in the Latest Balance Sheet but excluding any of those assets subject to a Security Interest (other than a Security Interest in favour of the Security Agent pursuant to this Agreement) at any time and, for the avoidance of doubt, “cash and cash equivalents” include any amounts available under committed credit lines having remaining maturities of more than 6 months;
“Latest Balance Sheet” means, at any date, the consolidated balance sheet of the Group most recently delivered to the Agent pursuant to Clause XX.XX (Provision of financial statements) and/or most recently made publicly available;
“Stockholders’ Equity” means, at any date of determination under this Agreement, the amount of the capital and reserves of the Group determined on a consolidated basis in accordance with IFRS and as shown in the Latest Balance Sheet;
“Total Assets” means, at any date of determination under this Agreement, the amount of the total assets of the Group determined on a consolidated basis in accordance with IFRS and as shown in the Latest Balance Sheet; and
“Total Indebtedness” means, at any date of determination under this Agreement, the amount of long-term loans (including finance leases, banks loans and other long-term loans) and short-term loans of the Group determined on a consolidated basis in accordance with IFRS and as shown in the Latest Balance Sheet.

28.	Clause 21.5 (Environmental claims)	Paragraph (b) to be deleted.

29.	Clause 21.6 (Maintenance of Property; Insurance)	Items (a) and (b) to be deleted.

30.	Clause 21.12 (Conduct of business)

This clause should only apply to the current Parent Guarantor (other than Euronav NV) and Owner Guarantors (other than Euronav NV) and, in the case of each Owner Guarantor, only for so long as it owns a Ship.

31.	Clause 21.24 (Change of business)	Restriction should prohibit the companies acting outside the scope of their respective constitutional documents rather than by reference to the business undertaken as at the date of this Agreement.

32.	Clause 21.27 (Jurisdiction of Employment)	Item (iii) to be deleted. There are numerous jurisdictions that are comparatively unfavourable to a mortgagee and there should not be a blanket prohibition on trading there.

33.	Clause 21.28 (Dividends)

Dividend Covenant: to be substituted in its entirety by the following wording (and consequential change to be made as required):

Euronav NV may only pay a dividend or make a distribution and/or buy-back, redeem or cancel its own common stock or otherwise return any income or capital to shareholders if the following conditions are satisfied:
(a)           no Event of Default has occurred and is continuing or would result upon payment of the proposed dividend, distribution or buy-back or other relevant sum; and
(b)           the payment of such dividend or distribution or other relevant sum would not cause any breach of any of the financial covenants set out in Clause XX.XX (Financial Covenants).

34.	Clause 21.29 (Chartering Arrangements)

Sharing of Earnings

The Borrower will not enter into any agreement or arrangement for the sharing of any Earnings other than pursuant to a pooling agreement relating to the Tankers International Pool.

Note: For the purposes of this facility, entry into the TI Pool should be permitted in this manner in addition to allowing the current pooling arrangements to continue (at least provisionally).

35.	Clause 22.2 (Maintenance of obligatory insurances)

Paragraph (a) (i): hull and machinery minimum insured value, limb (x): should be seventy per cent (70%)

Paragraph (a) (iii): amount of cover not to be less than 110% of the aggregate principal amount outstanding.

36.	Clause 25 (Security Cover)

Security cover

From the First Ship Transfer Date and any further Subsequent Ship Transfer Date, the minimum required security cover in respect of the First Ship and all Subsequent Ships which have been transferred to Euronav NV pursuant to Clause 25.1(a)(i) and, as the case may be, pursuant to Clause 25.1(a)(ii), shall be 145% of an amount equal to the aggregate principal amount of the Vessel Loans relating to the First Ship and all Subsequent Ships which have been transferred to Euronav NV.

37.	Clause 26.2 (Debt Service Reserve Account) and Clause 26.1(b) (Payment of Earnings and	Application of earnings Once the Ships are repatriated on the main Euronav NV balance sheet, Euronav should not be required to have a debt service reserve account or minimum liquidity account.

Minimum Consolidated Liquidity)

38.	Clause 27.3 (Specific Obligations)

In line with all Euronav’s other credit facilities:

•                  reference to Clause 20 (Financial Covenants): to be deleted — this should not be an event of default, but a mandatory prepayment event:

“If the Borrower is not in compliance with the financial covenants in Clause XX.XX (Financial Covenants) at any time during the Security Period, the Borrower shall be obliged to repay the Loan in full (and the Commitments shall be cancelled) not later than 5 days following a request in writing from the Agent (acting on the instructions of the Majority Lenders) to the Borrower to repay the Loan.”

•                  reference to clause 21.29 (Chartering arrangements): to be deleted.

39.	Clause 27.6 (Cross default)

Paragraph (b): this should apply where the relevant event of default (under any other agreement) is not waived or remedied to the satisfaction of the relevant creditor within 30 days of its occurrence.

Paragraph (c): the threshold should be 10,000,000 USD in either case.

40.	Clause 27.14 (Restricted Party and non-compliance with Sanctions and/or Anti-Bribery and Corruption Laws)	To be deleted: “or any of their respective directors or officers”

41.	Clause 27.15 (Specific Obligations)	To include between “claim” and “and” a materiality threshold as follows: “in respect of a sum of, or sums aggregating, $10,000,000 or more”

42.	Clause 27.17 (Stock Exchange Listing)

Amend to include the First Market of Euronext Brussels or such other reputable international stock exchange approved by the Facility Agent (acting on the instructions of the Majority Lenders) in writing, such approval not to be unreasonably withheld or delayed.

43.	General

Such logical or consequential amendments as required or appropriate as a result of or in connection with the aforesaid amendments, the Merger and/or the Ship Transfers and to take into account include market updates in relation to bail-in and FATCA.

SCHEDULE 2

Diagram 1:
Pre-Merger

Gener8 Maritime, Inc.
(Parent Guarantor)
Marshall Islands
100%
Gener8 Maritime Subsidiary V
Inc. (Shareholder)
Marshall Islands
100%
Gener8 Maritime Subsidiary
VIII Inc. (Borrower)
Marshall Islands
100%
Ship SPVs x 13
(Owner Guarantors)
Marshall Islands
Guarantee
Upstream
Guarantees

Diagram 2:
Between Merger and the transfer of the First Ship

Euronav NV
Belgium
100%
Gener8 Maritime, Inc. (Parent
Guarantor)
Marshall Islands
100%
Gener8 Maritime Subsidiary V
Inc. (Shareholder)
Marshall Islands
100%
Gener8 Maritime Subsidiary VIII
Inc. (Borrower)
Marshall Islands
100%
Ship SPVs x 13
(Owner Guarantors)
Marshall Islands
Guarantee
Upstream
Guarantees

Diagram 3:
Upon the transfer of the First Ship

• Euronav N.V. provides a parent guarantee in relation to the entirety of the Loan (the existing Parent Guarantee from Gener8 Maritime, Inc. also continues to remain in place).
Euronav NV
Belgium
(Borrower/Owner)
• Euronav N.V. becomes owner of the First Ship and Borrower in relation to the Vessel Loan associated with the First Ship.
• The mortgage granted by the relevant Owner Guarantor is released and replaced by a mortgage from Euronav N.V..
100%
Gener8 Maritime, Inc. (Parent Guarantor)
Marshall Islands
Guarantee
100%
Gener8 Maritime Subsidiary V Inc. (Shareholder)
Marshall Islands
Upstream Guarantees
Guarantee
100%
Gener8 Maritime Subsidiary VIII Inc. (Borrower)
Marshall Islands
100%
SPV
Ship
First Ship

Diagram 4:
Upon the transfer of
each Subsequent Ship

Euronav NV
Belgium
(Borrower/Owner)
First Ship
Ship
100%
Gener8 Maritime, Inc. (Parent Guarantor)
Marshall Islands
100%
Gener8 Maritime Subsidiary V Inc. (Shareholder)
Marshall Islands
100%
Gener8 Maritime Subsidiary VIII Inc. (Borrower)
Marshall Islands
100%
Guarantee
Upstream Guarantees
Guarantee
SPV
Ship

- Euronav N.V. becomes owner of each Subsequent Ship and Borrower in relation to the Vessel Loan associated with each Subsequent Ship.
- The mortgage granted by the relevant Owner Guarantor is released and replaced by a mortgage from Euronav N.V..

SUBJECT TO LENDER AND ECA REVIEW AND COMMENT

ANNEX A

A.            SANCTIONS LAWS(1)

Definitions:

“Group” means the Borrower and each of its subsidiaries

“Relevant Person” means:

(a)         the Borrower;

(b)         each subsidiary of the Borrower; and

(c)          all respective directors, officers, employees, agents and representatives of each of the persons mentioned in paragraphs (a) to (b) above;

“Restricted Party” means a person:

(a)                                 that is listed on any Sanctions List (whether designated by name or by reason of being included in a class of person);

(b)                                 that is domiciled, registered as located or having its main place of business in, or is incorporated under the laws of, a country which is subject to Sanctions Laws which attach legal effect to being domiciled, registered as located or having its main place of business in such country; or

(c)                                  that is directly or indirectly owned or controlled by a person referred to in paragraph (a) and/or (b) above; or

(d)                                 with which any member of the Group is prohibited from dealing or otherwise engaging in a transaction with by any Sanctions Laws;

“Sanctions Authority” means the United Nations, the United Kingdom, the European Union, the member states of the European Union, the United States of America and any authority acting on behalf of any of them in connection with Sanctions Laws.

“Sanctions Laws” means the economic or financial sanctions laws and/or regulations, trade embargoes, prohibitions, restrictive measures, decisions, executive orders or notices from regulators implemented, adapted, imposed, administered, enacted and/or enforced by any Sanctions Authority.

“Sanctions List” means any list of persons or entities published in connection with Sanctions Laws by or on behalf of any Sanctions Authority as amended, revised, supplemented or substituted from time to time.

(1)  a Lender incorporated in the Federal Republic of Germany will not require compliance with any sanctions provisions to the extent that compliance would (a) violate, conflict with or incur liability under EU Regulation (EC) 2271/96 or (b) violate or conflict with section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung) in connection with section 4 paragraph (1)(a)(3) of the Foreign Trade Law (Außenwirtschaftsgesetz) or any similar anti-boycott statute in force in the Federal Republic of Germany.

1

Representation on Sanctions Law

Each Relevant Person has been and is in compliance with all Sanctions Laws and no Relevant Person:

•                  is a Restricted Party, or is involved in any transaction through which it is likely to become a Restricted Party; or

•                  has received formal notice in writing of any inquiry, claim, action, suit, proceeding or investigation against it with respect to Sanctions Laws.

Compliance with Sanctions law

The Borrower shall:

•                  ensure that neither it nor any subsidiary of the Borrower is or will become a Restricted Party.

•                  use reasonable endeavours to procure that no director, officer, employee, agent or representative of the Borrower or any subsidiary of the Borrower is or will become a Restricted Party; and

•                  procure that no proceeds of any Advance shall be made available, directly or indirectly, to or for the benefit of a Restricted Party nor shall they otherwise be applied in a manner for a purpose prohibited by Sanctions Laws.

Notification of Sanctions

The Borrower shall:

•                  supply to the Agent, promptly upon becoming aware of them, the details of any inquiry, claim, action, suit, proceeding or investigation pursuant to Sanction Laws against (a) the Borrower, (b) any other Relevant Person or (c) any owners of any Relevant Person (other than any owner of the Borrower), as well as information on what steps are being taken with regards to answering or opposing the same;

•                  inform the Agent promptly upon becoming aware that any of (a) the Borrower, (b) any other Relevant Person or (c) any owners of any Relevant Person (other than any owner of the Borrower), has become or is likely to become a Restricted Party.

Conduct of business; compliance with laws

The Borrower shall conduct its business in a proper and efficient manner in compliance with:

•                  its constitutional documents;

•                  all Sanctions Laws;

•                  all Anti-Corruption Laws;

•                  all Environmental Laws; and

•                  all other laws and regulations applicable to its business,

and shall notify the Agent immediately upon becoming aware of any breach of any such document, law or regulation.

2

Compliance with laws etc.

The Borrower shall:

(a)         comply, or procure compliance with all laws or regulations:

•           relating to its business generally; and

•           relating to each Ship owned by the Borrower, its ownership, employment, operation, management and registration, including the ISM Code, the ISPS Code, all Environmental Laws, all Sanctions Laws and the laws of the Approved Flag in relation to each Ship owned by the Borrower;

(b)         obtain, comply with and do all that is necessary to maintain in full force and effect any consents required to be obtained and maintained by the Borrower in connection with any Environmental Laws;

(c)          without limiting paragraph (a) above, not employ any Ship owned by the Borrower nor allow its employment, operation or management in any manner contrary to any law or regulation including but not limited to the ISM Code, the ISPS Code, all Environmental Laws and all Sanctions Laws; and

(d)         procure that neither the Borrower nor any member of the Group is or becomes a Restricted Party.

B.            ANTI- CORRUPTION LAWS

Definition

“Anti-Corruption Laws” means the England and Wales Bribery Act 2010, the United States Foreign Corrupt Practices Act 1977 or other applicable anti-corruption legislation in any other jurisdictions.

Representation on Anti-Corruption Laws

The Borrower has conducted its business in compliance with all applicable Anti-Corruption Laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

Conduct of business; compliance with laws

The Borrower shall conduct its business in a proper and efficient manner in compliance with:

•                  its constitutional documents;

•                  all Sanctions Laws;

•                  all Anti-Corruption Laws;

•                  all Environmental Laws; and

•                  all other laws and regulations applicable to its business,

and shall notify the Agent immediately upon becoming aware of any breach of any such document, law or regulation.

*                                                                                         *

*

3